Exhibit 99.1

April 16, 2010 For Immediate Release Eric Loughmiller Executive Vice President and Chief Financial Officer
(317) 249-4254 eric.loughmiller@karauctionservices.com

KAR Auction Services Reports Record Online Sales Volumes

Carmel, IN—KAR Auction Services, Inc., (NYSE: KAR) a leading provider of vehicle and salvage auction services in North America, today announced a 30 percent increase in online sales volumes for the year ended December 31, 2009 for ADESA, the company’s whole car auction services business, as compared to the year ended December 31, 2008. Additionally, the holding company’s salvage auction services business, Insurance Auto Auctions (IAA), experienced 9 percent growth in online sales volumes for the year ended December 31, 2009 as compared to the year ended December 31, 2008.

Online sales volumes for ADESA in 2009 reached nearly 390,000 vehicles, which represented slightly more than 19 percent of total vehicles sales for ADESA. Online sales volumes for IAA reached more than 550,000, which represented more than 45 percent of total vehicle sales for IAA. Total online sales volumes for both companies neared the 1 million mark with more than 950,000 vehicles, making KAR one of the largest online sellers of wholesale used and salvage vehicles worldwide.

“Customers have different buying and selling preferences and KAR is committed to providing them with auction services during every stage of the remarketing process—regardless of where the inventory is located—as well as through every possible channel, online or at our 215 physical whole car and salvage auction locations,” said Benjamin Skuy, executive vice president of international markets and strategic initiatives for KAR.

Dealers are utilizing both the electronic systems and physical sites in record numbers. Recently, the company’s whole car unit received two of Auto Dealer Monthly’s prestigious Dealers’ Choice Awards—top place for purchasing inventory online and second place for brick-and-mortar auctions.

“We have dedicated substantial resources to our platforms—LiveBlock, DealerBlock and i-Bid Live—in order to enhance our online remarketing options,” Skuy said. “In addition, we continue to develop products and services for the entire remarketing industry through our wholly owned subsidiary, LiveBlock Auctions International.”

About KAR Auction Services

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 153 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 88 sites across North America.

Forward Looking Statements

This press release may include information that could constitute forward-looking statements. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements.

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